Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Castle Brands Inc. and subsidiaries and related Prospectus of our report, dated June 27, 2007 on our audit of the consolidated financial statements of Castle Brands Inc. and subsidiaries as of March 31, 2007 and 2006 and for each of the years in the three-year period ended March 31, 2007 included in its Annual Report on Form 10-K as of March 31, 2007 and for the year then ended.

We also consent to the reference to our firm under the heading ‘‘Experts’’ in such Registration Statement.

/s/Eisner LLP
Eisner LLP

New York, New York
June 28, 2007